EXHIBIT 10.13

                              LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 13th day of May 1999, by and between Famous Fixins, Inc. ('Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, and Jake "The Snake" Enterprises ("Licensor"), a corporation organized under the State of Arizona, having its principal place of business at ________________________________.

      WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right to the use of the name and likeness of Licensor on and in connection with the development, manufacture, distribution, promotion, and sale of a line of cereal products named "Jake's Flakes" endorsed by Licensor ("the Products").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Licensor, and the trademarks, logos, copyrights and all other authorized material owned or controlled by the Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products ("the License"), This License shall be effective worldwide from the date of this executed contract until terminated m accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement ("the licensed term").

      2. Licensee's Obligations. Licensee agrees to develop, manufacture, distribute, promote, and sell the Products, provided, ha that Licensee shall in its sole and absolute discretion have the right to determine: (a) the type and quantity of Products developed and manufactured; (b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products, Licensee shall pay all costs and expenses in connection with the development promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder. No cross promotions, or commercial tie-ins with other products or premium items can be implemented without the expressed written consent of Licensor.

      3. Licensor's Obligations. Licensor shall supply the Licensed Subject Matter and personal appearance for the purposes of a press conference at the reasonable request of Licensee to assist in the promotion of the Products. All services will be rendered on mutually agreeable dates and locations. Any additional participation is at the sole discretion of Licensor. Any reasonable transportation expenses incurred at such appearances will be the responsibility of Licensee. Licensee shall further Licensee with sufficient information about the Licensor's schedule to adequately plan its promotions and sales programs. Any and all publicity regarding the Products shall be issued only by Licensee, subject to prior approval by Licensor ,which shall not be unreasonable withheld.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensor's approval the packaging design, advertising material and all other materials to be used in connection with the Products, which approval shall not be unreasonably delayed or withheld.

      5. Compensation. For full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, and provided that Licensor completely perform his obligations hereunder, Licensee shall pay Licensor a license fee (the "Licensing Fee") in an amount equal to [__________] percent ([__]%) of all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts"). Licensor will also receive [__________] percent ([___]%) of net profits (Gross Sales less the cost of goods sold) derived from the sale of merchandise from the back panel or elsewhere on the packaging or promotional materials of the Products. Licensor, or a third-party supplier designated by Licensor, shall have the first right to supply such merchandise, provided however, that Licensor or his designated supplier is competitive with bona fida offers available to Licensee from other suppliers with respect to any material conditions established by Licensee including, price, quality and delivery schedules for such merchandise. In addition, as further consideration for this Agreement, Licensor has received a warrant to purchase [_______] shares of the Company's unregistered common at the purchase price of $[____] per share (the "exercise price") with an expiration date of five (5) years from the date hereof.

      6. Accounting. Licensee shall render a detailed accounting to Licensor on. a quarterly basis within 60 days after the first day of January, April, July, and October. Each accounting shall show both quarterly and cumulative Gross Receipts for the Products and shall be accompanied by the payment in full then due to the Licensor. Licensor, or Licensor's representative shall have the right at all reasonable times to inspect and make copies of the books and records of company, at Licensor's expense, in so far as they relate to the computation of royalties to be paid to Licensor thereunder and the shipment of endorsed products and related merchandise pursuant to this agreement.

      7. Insurance. Licensee maintains $8,000,000 in product liability insurance, which cover all products produced by Licensee bearing Licensor's name and likeness. Licensee will name Licensor as a additional insured to its product liability insurance policy.

      8. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy; (c) quality standards as required by industry are not met or (d) Licensee permanently discontinues production of the Products.

      9. License Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within @ (30) days of his receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) Licensor becomes the subject of public dispute or scandal that affects Licensor's image. All royalties due to Licensor up to the date of termination will be paid to Licensor

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this agreement, or through the negligence or intentional acts of its officers, directors, employees, or representatives, or including product liability.

      11. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a substantial portion of Licensee's stock or assets. Licensee will remain liable for Licensor's royalty if not paid by assignee.

      12. Notices. Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to Jake Plummer, c/o ISI 1 Meadowlands Plaza, Suite 1501, East Rutherford, NJ 07073. All notices to Licensee shall be sent to 250 West 57th St., Suite 2501, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

      14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith m addition to the costs of such action, suit or proceeding.

      15. Entire Agreement. This Agreement so forth the entire understanding of the parties with respect to the subject matter. No waiver, modification, or addition to this Agreement shall be valid unless reduced to writing and signed by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Products, then Licensee may, upon notice to Licensor, terminate this Agreement.

      IN WITNESS WHEREOF, the parties have executed this agreement in New York New York, on this day and year first above written.


LICENSEE:        FAMOUS FIXINS, INC.


                 By:  /s/ Jason Bauer
                    -------------------------
                      Jason Bauer, President


LICENSOR:        /s/ Jake Plummer
                 ----------------------------
                     Jake Plummer